Exhibit 23.3

                         CONSENT OF HOVDE FINANCIAL LLC


     We hereby consent to the inclusion in the Registration Statement on Form S-4 of MAF Bancorp, Inc. of our opinion, dated October 4, 2001 with respect to the merger between Mid Town Bancorp, Inc. and MAF Bancorp, Inc., and to our firm, respectively, included in the Registration Statement of MAF Bancorp, Inc. and to the inclusion of such opinion as an annex to the proxy statement/prospectus, which is a part of the Registration Statement. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                  /s/ HOVDE FINANCIAL LLC

October 3, 2001